NOCOPI TECHNOLOGIES, INC.

                      COMPUTATION OF LOSS PER COMMON SHARE


                                                                      EXHIBIT 11

                                                      Three Months ended June 30                  Six Months ended June 30
                                                     1996                    1995                  1996               1995
                                                     ----                    ----                  ----               ----
 Primary
  Net loss applicable to common shares             ($34,600)               ($60,800)             ($45,400)          ($229,600)
                                                 ==========              ==========            ==========          ==========

  Weighted average common shares
   outstanding                                   14,064,951              14,009,334            14,054,558          13,984,743
  Dilutive shares - based on the
   treasury stock method using the
   average market price (1)                         119,481                  62,930                76,376              82,868
                                                 ----------              ----------            ----------          ----------
                                                 14,184,432              14,072,264            14,130,934          14,067,611
                                                 ==========              ==========            ==========          ==========

 Per share amount applicable to
  net loss                                         ($.00)                  ($.00)                ($.00)              ($.02)




                                                     Three Months ended June 30                     Six Months ended June 30
                                                    1996                     1995                    1996              1995
                                                    ----                     ----                    ----              ----
 Fully diluted
  Net loss                                         ($34,600)               ($60,800)             ($45,400)          ($229,600)
  Add interest on Series B notes                     16,600                  18,100                33,200              40,100
  Deduct ownership interest of
   others in consolidated entity                   (112,100)               (108,600)             (199,200)           (229,800)
                                                 ----------              ----------            ----------          ----------
  Net loss applicable to common shares            ($130,100)              ($151,300)            ($211,400)          ($419,300)
                                                 ==========              ==========            ==========          ==========


  Weighted average common shares
   outstanding                                   14,064,951              14,009,334            14,054,558          13,984,743
  Dilutive shares - based on the
   treasury stock method using the
   greater of the period-end market
   price or the average market price (2)          1,412,187               1,373,493             1,369,082           1,397,003
                                                 ----------              ----------            ----------          ----------
                                                 15,477,138              15,382,827            15,423,640          15,381,746
                                                 ==========              ==========            ==========          ==========


 Per share amount applicable to
  net loss                                         ($.01)                  ($.01)                ($.01)              ($.03)

- ------------------------
 (1) represents shares resulting from stock options and warrants.
 (2) represents shares resulting from stock options, warrants and the assumed conversion of the convertible notes and Euro-Nocopi S.A. stock.